Exhibit 99.1
RISK FACTORS


WE HAVE EXPERIENCED A HISTORY OF LOSSES AND
ANY FUTURE PROFITABILITY IS UNCERTAIN

We have a history of losses and our future profitability is uncertain. We have never operated at a profit, and have experienced increasing losses and negative operating cash flow. We expect that such losses and negative operating cash flow will continue for at least the next several years as we develop our new marketing strategy. As of December 31, 1998, we had an accumulated deficit of approximately $86,000,000 and there is no assurance that we will ever achieve profitability or positive operating cash flow. We have also experienced a persistent working capital deficiency and expect that we will continue to incur significant losses and negative operating cash flow in the future.
We are depending upon the successful transition to out recently adopted strategy of selling prepaid cellular services to meet our working capital and debt service requirements. If this transition is not successful, we will not be able to make required payments on our outstanding indebtedness and may have to refinance our outstanding indebtedness in order to repay our obligations of which there can be no assurance.

WE NEED ADDITIONAL FINANCING

The wireless resale industry is highly capital intensive, particularly for us as a reseller of telecommunications services since substantial costs are incurred in connection with the acquisition of new subscribers. We require substantial additional capital to meet past due obligations and to fully implement our new strategy. Although we are attempting to negotiate settlements of our past due obligations, there is no assurance that the funds made available through the recent restructuring of our loan with Foothill Credit Corp. and the income from our current subscriber base will be sufficient. In view of the substantial reduction in our subscriber base since November 1998, we will be required to seek additional capital and may also be required to slow the deployment of our new prepaid cellular strategy. We may seek to raise such additional capital from public or private equity or debt sources but there is no assurance that we may be able to obtain such additional capital on acceptable terms or at all. If we can only raise additional capital through the incurrence of additional debt, we may become subject to additional or more restrictive financial covenants. If additional funds are raised by issuing equity securities, our stockholders may experience further dilution. In addition, such equity securities may have rights, preferences or privileges senior to those of our Common Stock. If we are unable to obtain additional capital on acceptable terms or at all, we will be required to curtail our planned expansion and/or current operations, which would materially adversely affect our business, results of operations and financial condition and our ability to compete. We also may be compelled to seek protection under the federal bankruptcy system, either voluntarily or involuntarily.

WE HAVE RECEIVED A "GOING CONCERN" OPINION FROM OUR ACCOUNTANTS

We have received a "going concern" opinion from our independent accountants. Our past growth in subscribers created losses and a working capital deficiency due to the acquisition costs associated with the high rate of subscriber acquisition. We currently require substantial amounts of capital to fund current operations, the settlement of past due obligations, and the deployment of our new business strategy. Due to recurring losses from operations, an accumulated deficit, stockholders' deficit, negative working capital, being in default under the terms of our letters of credit advances, having significant litigation instituted against us, and our inability to date to obtain sufficient financing to support current and anticipated levels of operations, our independent public accountants' audit opinion states that these matters raise substantial doubt about our ability to continue as a going concern.

WE CANNOT ASSURE YOU THAT WE WILL BE SUCCESSFUL IN THE DEVELOPMENT OF OUR NEW BUSINESS STRATEGY

We cannot assure you that we can successfully operate our new business strategy. If we fail to execute our strategy in a timely or effective manner, we may be unable to successfully compete in our markets. Our business strategy is complex and requires that we successfully complete many tasks, a number of which must be completed simultaneously including the following.

- the negotiation of additional reseller agreements on commercially reasonable terms.

- attract and retain customers.

- attract and retain skilled employees

- expand our sales presence in existing and new markets.

- negotiate settlements of our past due indebtedness.

If we are unable to effectively coordinate the implementation of these multiple tasks, our business is likely to suffer.

RISKS OF THE INTERNET AS A MEDIUM FOR COMMERCE

     Use of the Internet by consumers is at a relatively early stage of development, and market acceptance of the Internet as a medium for commerce is subject to a high level of uncertainty. Our future success will depend on our ability to significantly increase revenues, which will require the development and widespread acceptance of the Internet as a medium for commerce. There can be no assurance that the Internet will be a successful retailing channel. The Internet may not prove to be a viable commercial marketplace because of inadequate development of the necessary infrastructure, such as reliable network backbones, or complementary services, such as high speed modems and security procedures for financial transactions. The viability of the Internet or its viability for commerce may prove uncertain due to delays in the development and adoption of new standards and protocols (for example, the next generation Internet Protocol) to handle increased levels of Internet activity or due to increased government regulation or taxation. If use of the Internet does not continue to grow, or if the necessary Internet infrastructure or complementary services are not developed to effectively support growth that may occur, our e-commerce business could be materially adversely affected. In addition, the nature of the Internet as an electronic marketplace (which may, among other things, facilitate competitive entry and comparison shopping) may render it inherently more competitive than conventional retailing formats.

RAPID TECHNOLOGY CHANGE

     To remain competitive, we must continue to enhance and improve the responsiveness, functionality and features of its online business. The Internet and the e-commerce industry are characterized by rapid technological change, changes in user and customer requirements and preferences, frequent new product and service introductions embodying new technologies and the emergence of new industry standards and practices that could render our existing online bookstore and proprietary technology and systems obsolete. Our success will depend, in part, on our ability to license leading technologies useful in our business, enhance our existing services, develop new services and technology that address the increasingly sophisticated and varied needs of our existing and prospective customers and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. The development of a Web site and other proprietary technology entails significant technical, financial and business risks.
There can be no assurance that we will successfully implement new technologies or adapt our online business, proprietary technology and transaction-processing systems to customer requirements or emerging industry standards. If we are unable, for technical, legal, financial or other reasons, to adapt in a timely manner in response to changing market conditions or customer requirements, our business could be materially adversely affected.

SECURITY RISKS

     Despite our implementation of network security measures, our infrastructure is potentially vulnerable to computer break-ins and similar disruptive problems caused by its customers or others. Consumer concern over Internet security has been, and could continue to be, a barrier to commercial activities requiring consumers to send their credit card information over the Internet. Computer viruses, break-ins or other security problems could lead to misappropriation of proprietary information and interruptions, delays or cessation in service to our customers. Moreover, until more comprehensive security technologies are developed, the security and privacy concerns of existing and potential customers may inhibit the growth of the Internet as a medium for commerce.

THERE ARE RISKS ASSOCIATED WITH DOMAIN NAMES

    We currently hold various Web domain names relating to our brand, including the "americomonline.com" domain name. The acquisition and maintenance of domain names generally is regulated by governmental agencies and their designees. For example, in the U.S., the National Science Foundation has appointed Network Solutions, Inc. as the current exclusive registrar for the ".com," ".net" and ".org" generic top-level domains. The regulation of domain names in the U.S. and in foreign countries is expected to change in the near future. Such changes in the U.S. are expected to include a transition from the current system to a system which is controlled by a non-profit corporation and the creation of additional top-level domains. Requirements for holding domain names will also be affected. As a result, there can be no assurance that we will be able to acquire or maintain relevant domain names in all countries in which it conducts business. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. We, therefore, may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of its trademarks and other proprietary rights. Any such inability could have a material adverse effect on our business.

WE ARE DEPENDENT UPON STRATEGIC ALLIANCES

     We rely on certain strategic alliances to attract users to our online e-commerce site. We are attempting to enter into strategic alliances to attract users from numerous other Web sites or online service providers.
We believe that such alliances result in increased traffic to our online business. Our ability to generate revenues from e-commerce may depend on the increased traffic, purchases, advertising and sponsorships that we expect to generate through such strategic alliances. There can be no assurance that these alliances will be maintained beyond their initial terms or that additional third-party alliances will be available to us on acceptable commercial terms or at all. The inability to enter into new, and to maintain any one or more of its existing, significant strategic alliances could have a material adverse effect on our business.

WE ARE DEPENDENT ON MAJOR CHANNELS OF DISTRIBUTION FOR THE
ACQUISITION OF OUR SUBSCRIBERS

We were dependent on RadioShack to obtain subscribers. In October 1998, RadioShack terminated its agreement with us. At that time, approximately 78% of our subscriber base resulted from sales at RadioShack stores. Following termination, we lost a substantial part of our subscriber base, thereby substantially reducing our cash flow. We are not presently adding new subscribers until we deploy our new prepaid business strategy.

In the future, a material component of our growth strategy will be the development of relationships with new channels of distribution to sell our prepaid wireless services. As a result, our successful growth will be dependent in large part on the efforts of third parties whose efforts growth, whose efforts will depend on their own financial, competitive, marketing and strategic considerations. Such considerations include the relative advantages of alternate products being offered by competitors. There can be no assurance that these channels of distribution will devote sufficient time, attention and energy to the marketing of our wireless services.

WE ARE DEPENDENT ON WIRELESS CARRIERS TO SUPPLY THE SERVICES PROVIDED TO OUR CUSTOMERS

We are totally dependent upon facilities-based cellular telephone and paging service providers for the supply of services to be resold to our subscribers as well as for the information as to usage needed by us to bill customers. Because of a lack of capital, we have not paid some of our carriers within the time period required under our agreements with the carriers and have been adversely affected by carriers who have failed to renew existing agreements with us. We would also be adversely affected if the carriers failed to renegotiate an agreement to allow us to activate new subscribers, failed to provide adequate service or billing information or if they experienced financial, technical or regulatory difficulties, or if future demand for service exceeds current service capabilities. Further, an increase in the wholesale rates charged by the carriers would force us to either increase the rates we charge to subscribers, which could adversely affect our ability to attract new, and retain existing, subscribers, or accept lower operating margins, which would adversely affect our results of operations.

OUR MARKET IS HIGHLY COMPETITIVE, AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY; MANY OF OUR COMPETITORS HAVE GREATER RESOURCES AND MORE EXPERIENCE.

     We operate in a highly competitive environment. We have no significant market share in any market in which we operate. We will face substantial and growing competition from a variety of cellular and paging services providers. The number of competitors who have entered the market have increased as a result of regulatory changes and industry consolidation. Many of our competitors are larger and better capitalized than we are. Also, many of our competitors have long standing relationships with their customers and greater name recognition. See "Business--Competition."

THE FAILURE OF OUR INFORMATION SYSTEMS TO PRODUCE ACCURATE AND PROMPT BILLING AND TO PROCESS CUSTOMER ORDERS COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS.

     The accurate and prompt billing of our customers is essential to our operations and future profitability. The implementation of our new prepaid and e-commerce strategy will place additional demands on our information systems. We cannot assure you that our information systems will perform how we expect. Also, if our business grows as we plan, we cannot assure you that our billing and management systems will be sufficient to provide us with accurate and efficient billing and other necessary processing capabilities. We may not identify all of our information and processing needs (including issues related to the Year
2000) and may not upgrade our information systems as needed. Either of these could materially adversely affect our business, results of operations and financial condition.

IF WE DO NOT RECEIVE TIMELY AND ACCURATE CALL DATA RECORDS FROM OUR SUPPLIERS, OUR BILLING AND COLLECTION ACTIVITIES COULD BE ADVERSELY AFFECTED.

     Our billing and collection activities are dependent upon our suppliers providing us accurate call data records. If we do not receive accurate call data records in a timely manner, our business, results of operations and financial condition could be materially adversely affected. In addition, we pay our suppliers according to our calculation of the charges based upon invoices and computer tape records provided by these suppliers. Disputes may arise between us and our suppliers because these records may not always reflect current rates and volumes. If we do not pay disputed amounts, a supplier may consider us to be in arrears in our payments until the amount in dispute is resolved. We cannot assure you that disputes with suppliers will not arise or that such disputes will be resolved in our favor.

OUR ABILITY TO SERVE OUR CUSTOMERS DEPENDS UPON THE RELIABILITY OF THE NETWORKS, SERVICES AND EQUIPMENT OF THIRD PARTY PROVIDERS.

     We depend entirely upon facilities-based carriers to provide both cellular and paging services to our customers. We cannot be sure that third party cellular and paging services will be available when needed or upon acceptable terms.

     Although we can exercise direct control of the customer care and support we provide, all of the cellular and paging services we offer are provided by others. These services are subject to physical damage, power loss, capacity limitations, software defects, breaches of security and other factors which may cause interruptions in service or reduced capacity for our customers. These problems, although not within our control, could adversely affect customer confidence and damage our reputation. Either of these could have a material adverse effect on our business, results of operations and financial condition.

OUR OPERATING RESULTS HAVE BEEN ADVERSELY AFFECTED BY INCREASES IN CUSTOMER ATTRITION RATES.

     We cannot assure you that our customers will continue to purchase cellular and paging services from us. Because of the termination of the RadioShack agreement and our lack of capital, we have been compelled to reduce our customer service staff which has been one of the factors in causing an attrition in our customer base. In addition, since November 1998, we have devoted our principal efforts to obtaining additional financing and the development of our new business strategy. We could lose customers as a result of national advertising campaigns, telemarketing programs and customer incentives provided by major competitors as well as for other reasons not in our control. Increases in our customer attrition rates have had a material adverse effect on our business, results of operations and financial condition.

IF WE FAIL TO MANAGE OUR GROWTH, OUR BUSINESS COULD BE IMPAIRED.

     We are pursuing a business plan that if successful will result in rapid growth and expansion of our operations. This rapid growth would place significant additional demands upon our current management and other resources. Our success will depend on our ability to manage our growth. To accomplish this we will have to train, motivate and manage an increasing number of employees. We will also need to continually enhance our information systems. Our failure to manage growth effectively could have a material adverse effect on our business, results of operations and financial condition.

OUR SUCCESS WILL DEPEND ON A LIMITED NUMBER OF KEY PERSONNEL WHO COULD BE DIFFICULT TO REPLACE AS WELL AS ON OUR ABILITY TO HIRE OTHER SKILLED PERSONNEL.

     We believe that our continued success will depend upon the abilities and continued efforts of our management, particularly members of our senior management team. The loss of the services of any of these individuals could have a material adverse effect on our business, results of operations and financial condition. Our success will also depend upon our ability to identify, hire and retain additional highly skilled sales, service and technical personnel. Demand for qualified personnel with telecommunications experience is high and competition for their services is intense. We cannot be sure that we will be able to attract and retain the additional employees we need to implement our business strategy. Our inability to hire and retain such personnel could have a material adverse effect on our business, results of operations and financial condition.

RAPID TECHNOLOGICAL CHANGES IN THE TELECOMMUNICATIONS INDUSTRY COULD RENDER OUR SERVICES OBSOLETE FASTER THAN WE EXPECT OR COULD REQUIRE US TO SPEND MORE TO DEVELOP OUR NETWORK THAN WE CURRENTLY ANTICIPATE.

     The telecommunications industry is subject to rapid and significant changes in technology. We cannot predict the effect that changes in technology will have on our business. Any changes could have a material adverse effect on our business, operating results and financial condition. Advances in technology could lead to more entities becoming facilities-based cellular and paging carriers. We believe that our long-term success will increasingly depend on our ability to offer advanced services and to anticipate or adapt to evolving industry standards. We cannot be sure that:

 .    we will be able to offer the services our customers require;

 .    our services will not be economically or technically outmoded by current
     or future competitive technologies;

 .    our information systems will not become obsolete; or

 .    we will have sufficient resources to develop or acquire new technologies
     or introduce new services that we need to effectively compete.

WE MAY INCUR SIGNIFICANT COSTS AND OUR BUSINESS COULD SUFFER IF OUR SYSTEMS AND NETWORK, OR THE SYSTEMS OF OUR SUPPLIERS AND VENDORS, DO NOT PROPERLY PROCESS DATE INFORMATION AFTER DECEMBER 31, 1999.

     Currently, many computer systems and software products are coded to accept only two digit, rather than four digit, entries in the date code field. Date- sensitive software or hardware coded in this manner may not be able to distinguish a year that begins with a "20" instead of a "19," and programs that perform arithmetic operations, make comparisons or sort date fields may not yield correct results with the input of a Year 2000 date. This Year 2000 problem could cause miscalculations or system failures that could affect our operations. We cannot assure you that we have successfully identified all Year 2000 problems with our information systems. We also cannot assure you that we will be able to implement any necessary corrective actions in a timely manner. Our failure to successfully identify and remediate Year 2000 problems in critical systems could have a material adverse effect on our business, results of operations and financial condition. Also, if the systems of other companies that provide us services or with whom our systems interconnect are not Year 2000 compliant, our business, operating results and financial condition could be materially adversely affected. The Year 2000 issue is discussed at greater length in "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance."

OUR EXISTING PRINCIPAL STOCKHOLDERS CONTROL A SUBSTANTIAL AMOUNT OF OUR VOTING SHARES AND WILL BE ABLE TO INFLUENCE ANY MATTER REQUIRING
SHAREHOLDER APPROVAL.

     Our principal stockholders control approximately 89% of our outstanding voting stock. Therefore, these shareholders will be able to influence any matter requiring shareholder approval.

OUR STOCK PRICE IS LIKELY TO BE VOLATILE.

     The trading price of our common stock is likely to be volatile. The stock market in general, and the market for technology and telecommunications companies in particular, has experienced extreme volatility. This volatility has often been unrelated to the operating performance of particular companies. Other factors that could cause the market price of our common stock to fluctuate substantially include:

 .    announcements of developments related to our business, or that of our competitors, our industry group or our customers;

 .    fluctuations in our results of operations;

 .    hiring or departure of key personnel;

 .    a shortfall in our results compared to analysts' expectations and changes
     in analysts' recommendations or projections;

 .    sales of substantial amounts of our equity securities into the marketplace;

 .    regulatory developments affecting the telecommunications industry or data
     services; and

 .    general conditions in the telecommunications industry or the economy as a
     whole.

THE MARKET PRICE OF OUR COMMON STOCK COULD BE AFFECTED BY THE SUBSTANTIAL NUMBER OF SHARES THAT ARE ELIGIBLE FOR FUTURE SALE.

     All of our shares shares will be freely tradeable, under the Securities Act, subject to compliance with Rule 144 under the Securities Act. We cannot be sure what effect, if any, future sales of shares or the availability of shares for future sale will have on the market price of the common stock. The market price of our common stock could drop due to sales of a large number of shares in the market after the offering or the perception that sales of large numbers of shares could occur. These factors could also make it more difficult to raise funds through future offerings of common stock.

WE HAVE ANTI-TAKEOVER DEFENSES THAT COULD DELAY OR PREVENT AN ACQUISITION AND COULD ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK.

     Provisions of our certificate of incorporation and bylaws and the provisions of Delaware law could make it more difficult for a third party to acquire control of the company even if a change in control would be beneficial to our stockholders. These provisions may negatively affect the price of our common stock and may discourage third parties from bidding for our company. In addition, our board of directors may issue, without stockholder approval, shares of preferred stock with terms set by the board. In addition to delaying or preventing an acquisition, the issuance of a substantial number of preferred shares could depress the price of the common stock.

FORWARD LOOKING STATEMENTS ARE INHERENTLY UNCERTAIN.

     Certain statements about us and our industry under the captions "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and elsewhere in this document are "forward-looking statements." These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations, intentions and assumptions and other statements in this document that are not historical facts. When used in this document, the words "estimate," "project," "believe," "anticipate," "intend," "plan," "expect" and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, including those described in this "Risk Factors" section, actual results could differ materially from those expressed or implied by these forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date of this document. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect new information, future events or otherwise.

EXPOSURE TO FRAUDULENT USE OF WIRELESS SERVICES

The cellular industry has been subject to telecommunications fraud and, in particular, "cloning" of legitimate phone numbers leading to the illegal use of such numbers. Under our existing agreements with cellular carriers, access fraud, which results from the unauthorized duplication of a cellular telephone number, is generally recoverable from the carrier. However, subscriber fraud, which occurs when a customer fraudulently uses another person's identification to become a subscriber and obtain wireless services, is not recoverable from the carrier. Due to the failures of some of our channels of distribution to properly screen potential subscribers and obtain the required documentation from them, we have been severely damaged as a result of subscriber fraud. There can be no assurance that we will not in the future become subject to increased liability for access fraud or that future liability for fraud will not have a material adverse effect on our business.

Government Regulation

The resale of interstate and intrastate cellular mobile telephone service is subject to federal regulation as a commercial mobile radio service, or CMRS and, as such, to certain aspects of common carrier regulation. Although the Federal Communications Commission, or FCC, has the authority to do so, it has to date elected not to regulate rates and the entry of wireless services providers, and states are precluded, as a matter of federal law, from regulating the rates or entry of CMRS resellers. However, we remain subject to the general obligations of all common carriers, including the requirement to charge just and reasonable rates and to service all customers in a non-discriminatory manner. Because Congress has preempted all state rate and entry regulation CMRS providers, we are not required to obtain state certification or file state tariffs in connection with its provision of wireless services. States, however, retain authority to regulate other terms and conditions of wireless services. This has been interpreted to include the ability of a state public utility commission to act on a complaint regarding an underlying carrier's alleged discrimination against a cellular reseller. We also remain subject to state regulations generally affecting corporations that do business within a state, including a state's consumer protection laws.

Common carriers are currently required to make their services available for resale. However, the FCC has determined to terminate the resale obligations of cellular, PCS and ESMR providers on November 24, 2002. The FCC order terminating such resale obligations is currently being reconsidered by the FCC. We cannot predict the outcome of the FCC's reconsideration; however, if the FCC upholds its decision to terminate the resale obligation of carriers, our business, results of operations and financial condition could be adversely affected.

Effective January 1, 1998, a new universal service support system went into effect to ensure the provision of service to rural, insular and high-cost areas, to low-income individuals and to eligible schools, libraries and rural healthcare providers. Under this system, we are required to contribute a percentage of our revenues to these universal service programs. Although these charges apply equally to all carriers, to the extent that the charges increase the rates we charge, they could adversely affect our business.

We expect that there will continue to be numerous changes in federal and state regulation of the telecommunications industry. We are unable to predict the future course of such legislation and regulation, and further changes in the regulatory framework could have a material adverse effect on our business, results of operations and financial condition.

INTELLECTUAL PROPERTY RISKS

We rely on copyrights, trade secret protection and non-disclosure agreements to establish and protect its rights relating to its proprietary software platform and other technology. We do not hold any patents. Despite our efforts to safeguard and maintain its proprietary rights, there can be no assurance that it will be successful in doing so, or that its competitors will not independently develop and/or patent computer software and hardware that is functionally substantially equivalent or superior to our Activation Services Network, or ASN system, which could have a material adverse effect on our business. We have also been advised that its use of the service mark and trade name "Ameritel" and the service mark "Family Link" may infringe on trademarks and service marks of others in certain states. Additionally, we are aware that several other companies are using the name "Ameritel" or similar names, and that it is unlikely that we can obtain exclusive or even broad service mark protection for the "Ameritel" name. There also can be no assurance that other companies using the "Ameritel" name or a similar name will not challenge our right to use the "Ameritel" name and will not seek to enjoin us from using such name. Accordingly, we are in the process of exploring whether to seek a new name under which to market its services; however, a change in name may cause confusion in the marketplace and may adversely affect our business strategy of developing a brand name and identity, which in turn may adversely affect our growth, particularly in the short-term.

CONVERTIBLE PREFERRED STOCK DILUTION

We have approximately $16.6 million of Convertible Preferred Stock outstanding, which is convertible into shares of Common Stock at a conversion price equal to the lesser of (i) 85% of the average of the three lowest closing prices per share of Common Stock for the 25 trading days immediately preceding the conversion notice and (ii) $6.89 per share in respect of $5.0 million of Convertible Preferred Stock, $5.85 per share in respect of an additional $5.0 million of Convertible Preferred Stock $5.31 per share in respect of an additional $5.0 million of Convertible Preferred Stock and $5.51 per share with respect to an additional $4.0 million of Convertible Preferred Stock. Further, the conversion price of each series of Convertible Preferred Stock is subject to reduction if we do not comply with certain covenants within specified time periods. Accordingly, a decline in the price of the Common Stock below the fixed conversion price will result in the issuance of additional shares of Common Stock and the number of such additional shares may be material. In addition, holders of securities having conversion features similar to those of the Convertible Preferred Stock tend to sell their shares immediately upon conversion, which generally results in a decline in the price of the Common Stock and an increase in the number of shares issued upon the next conversion. Accordingly, any conversion of the Convertible Preferred Stock is likely to increase substantially the number of shares of Common Stock outstanding, adversely affect the price of the Common Stock and result in dilution to existing stockholders. In addition, under generally accepted accounting principles a portion of the proceeds from the sale of the Convertible Preferred Stock was allocated to this beneficial conversion feature, and this discount is amortized; to the extent conversion occurs prior to the full amortization of the discount, we will be required to recognize the remainder of the discount in the period of conversion, which will reduce earnings in that period.

ABSENCE OF DIVIDENDS

We have not paid and do not anticipate paying any cash dividends on its Common Stock in the foreseeable future. We intend to retain our earnings, if any, for use in our growth and ongoing operations. In addition, the terms of the Foothill Credit Facility restrict our ability to pay dividends on our Common Stock.